A PARTNERSHIP OF INCORPORATED PROFESSIONALS     AMISANO HANSON
                                                           CHARTERED ACCOUNTANTS




November  3,  2005


Securities  and  Exchange  Commission
450  Fifth  Street,  N.W.
Washington,  DC  20549
U.S.A.

Dear  Ladies  and  Gentlemen:

We are the former independent auditors for Netmeasure Technology Inc. (the "Company"). We have read the Company's current report on 8-K/A, Amendment #2 dated November 3, 2005 and are in agreement with the disclosure in Item 4.01 in so far as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours  very  truly,

/s/ Amisano  Hanson

AMISANO  HANSON